EXHIBIT 10.5
Amendment #1 to Tandy Leather Factory, Inc. 2013 Restricted Stock Plan
The Tandy Leather Factory 2013 Restricted Stock Plan (the “Plan”) is hereby amended as follows:
1.	Section 5(a) of the Plan shall be amended and restated to read as follows:

a.            Shares Available. The aggregate number of shares of Common Stock that may be subject to Awards granted under this Plan shall be 800,000 shares of Common Stock, which may be authorized and unissued or treasury shares, subject to any adjustments made in accordance with Section 9 below.
2.	Section 20 of the Plan shall be amended and restated to read as follows:

20.             Duration, Amendment and Termination.  No Award shall be granted more than ten years after the Effective Date; provided, however, that the terms and conditions applicable to any Award granted prior to such date may thereafter be amended or modified by mutual agreement between the Company and the Participant or such other persons as may then have an interest therein.  The Board or the Committee may amend the Plan from time to time or suspend or terminate the Plan at any time.  However, no action authorized by this Section 20 shall reduce the amount of any existing Award or change the terms and conditions thereof without the Participant’s consent, except as otherwise provided for in Section 9.  No amendment of the Plan shall, without approval of the shareholders of the Company, (i) increase the total number of shares which may be issued under the Plan; (ii) modify the requirements as to eligibility for Awards under the Plan; or (iii) otherwise materially amend the Plan as provided in Nasdaq Marketplace Rules or the rules of another public trading market on which shares of Common Stock are then listed or quoted.  Upon approval by the Company’s stockholders of this Plan or any amendment hereof extending the duration of this Plan, all grants of Awards approved by the Company’s Board of Directors prior to the date of such stockholder approval shall be deemed ratified by the stockholders.
Other than the amendments set forth above, in all other respects the text of the Plan would appear as such document was filed as Annex 1 to the Company’s Notice and Proxy Statement for its 2013 Annual Meeting of Stockholders, filed with the Securities and Exchange Commission on April 23, 2013.

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